AMENDMENT TO SHARE PURCHASE AGREEMENT

        THIS AMENDMENT (the “Agreement”) is made as of August 26, 2002 by and among OUTOKUMPU COPPER PRODUCTS OY, a Finnish company (“Buyer”) and LGL Holland B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands and having its official seat (statutaire zetel) in Amsterdam, The Netherlands and its registered office at Watergoorweg 87, 3861MA Nijkerk, The Netherlands and registered with the commercial register under 32069974 (“Seller”) and LGL Europe Holdings Co. (the “Guarantor”).

        Buyer, Seller and the Guarantor, intending to be legally bound and in consideration of the mutual promises herein contained, agree as follows:

                 1.     Reference is made to a Share Purchase Agreement dated as of July 18, 2002 by and among Buyer, Seller and the Guarantor (the “Purchase Agreement”). Any specially capitalized terms not otherwise defined in this Agreement shall have the same meaning as set forth in the Purchase Agreement. Buyer, Seller and the Guarantor desire to amend the Purchase Agreement as set forth in this Agreement.

                 2.     As used in this Agreement, the following terms shall have the defined meanings provided in this Section 2:

(i) “Prague Flood Damage” shall mean the damage to the property, equipment, improvements and other assets used in the Business and located at the facility of the Business located in Prague Czech Republic (the “Prague Facility”) caused by the August 2002 flood in Prague.

(ii) “Prague Facility Costs” shall mean all costs and expenses of any kind whatsoever necessary to repair and restore the Prague Facility to the condition it was in prior to the August 2002 flood in Prague, including but not limited to the repair or replacement of all equipment, fixtures, plant and improvements at the Prague Facility.

(iii) “Full Production” shall mean the time when the Prague Facility has shipped or is capable of shipping product manufactured from all of its production lines that has been qualified by the Company and, to the extent required, by the customer(s) for such product.

(iv) “Business Interruption Losses” shall mean all losses incurred by the Acquired Company in the Czech Republic) due to the suspension of the Prague operations of the Business resulting from the Prague Flood Damage and the resumption of the Business thereafter, determined in accordance with the terms and conditions of Exhibit A attached hereto and made a part hereof.

(v) “Employment Directive” shall mean joint instructions from the Buyer and Seller, and/or the Board of the Company, to the Managing Director of the Prague Facility to retain only those employees of the Prague Facility until Full Production occurs that (i) are necessary to carry out the Restoration Plan (as defined below) or (ii) those employees for whom, if they were to be laid off, there would be an unreasonable risk that they would obtain other employment and be lost to the Business (collectively, “Necessary Employees”).

Article 1 of the Purchase Agreement is hereby amended to add the foregoing defined terms.

                 3.     Buyer acknowledges Seller's disclosure that the Prague Facility has been seriously damaged by a flood which has occurred in August 2002 and is continuing on the date of this Agreement. Buyer acknowledges and agrees (a) that (i) the Prague Flood Damage has been disclosed to Buyer pursuant to Section 5.5 of the Purchase Agreement and (ii) as a result of the Prague Flood Damage certain of the representations and warranties of Seller contained in the Purchase Agreement, including but not limited to those contained in Sections 3.7, 3.9, 3.12 and 3.16 thereof, are no longer true and correct; and (b) that, subject to the execution and delivery of this Agreement by Seller and the Guarantor and in consideration thereof, Buyer waives any right it may have under Section 9.1(b) of the Purchase Agreement (or otherwise) to terminate the Purchase Agreement as a result of such disclosures or the Prague Flood Damage.

                 4.     Section 10.3 of the Purchase Agreement is hereby amended to read in its entirety as follows:

“10.3 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER - LOSSES.
(a) Seller shall indemnify and hold harmless the Buyer Indemnified Persons, for losses based on EBIT, if any, incurred by the Company during the period commencing on the Closing Date and ending on the later of (i) 31 December 2002 or (ii) the date which is two months after the date on which Full Production occurs (“Relevant Period”) up to an aggregate amount of one million US Dollars ($ 1,000,000) . The Seller and the Buyer shall procure that as soon as possible after the approval of the audited financial statements of the Company and the verification of any losses, if any, incurred by the Company on a consolidated basis during the Relevant Period (or, if the Relevant Period extends after 31 December 2002, then as soon as possible after the relevant consolidated monthly internal statements have been prepared), the

Company shall issue to each of the Seller and the Buyer the smallest possible number of the kind of shares in the Company each of the Seller and Buyer already holds that preserves the share proportions existing at that time. The amount to be paid up on the shares issued shall equal the amount of the losses incurred by the Company on a consolidated basis during the Relevant Period, with a maximum of one million US Dollars (US$ 1,000,000) and the Seller undertakes that it shall pay to the Company the amounts of the contribution on the shares issued thus payable by the Buyer and the Seller. Upon such payment by the Seller on behalf of the Buyer, the Seller is discharged for its indemnification obligations as mentioned above. The audited financial statements of the Company with respect to the fiscal year 2002 (and any monthly statements thereafter) will be prepared and audited consistent with the preparation and audit of the Financial Statements. However, notwithstanding the foregoing, the parties agree that the Seller shall not be responsible for indemnifying or holding harmless the Buyer Indemnified Persons for any losses incurred during the Relevant Period which arise out of any material decision after the Closing by the Company which is not foreseen in the Base Business Plan or which has not been agreed to by the Seller or the majority of its representatives appointed to the Board of the Company. For clarification purposes, the Prague Flood Damage and any action or decision in respect thereof shall not limit Seller’s obligations under this Section 10.3(a) but, to the extent any losses otherwise indemnifiable under this Section 10.3(a) are due to Prague Facility Costs and/or Business Interruption Losses paid or reimbursed by Seller under Section 10.3(b) or 10.3(c), Seller shall not be required to indemnify the Buyer Indemnified Persons under this Section 10.3(a).

Notwithstanding the foregoing, the Seller shall indemnify, without limitation, and hold harmless the Buyer Indemnified Persons from and against any loss, liability, damage, cost and expenses whatsoever incurred outside the operation of the Business, in particular in relation to the formation and operation of SCI Groupe Brancher or its conversion into a French Société par Actions Simplifiée and arising from or in connection with any event which is not directly connected with or attributable to the Heatcraft activity and the operation of the factory of Cremieu (France).

(b) Seller agrees to indemnify and hold harmless the Acquired Company in the Czech Republic from and against, and to pay or reimburse the Acquired Company in the Czech Republic for, all Prague Facility Costs except to the extent provided for in this Paragraph (b) and Paragraph (d) of this Section 10.3. In that regard, the management of the Company and of the USJVCo shall prepare a plan for restoration of the Prague Facility, as soon as practicable after Closing, which shall specify all material action steps that would result in Prague Facility Costs being incurred (the “Restoration Plan”). The Restoration Plan shall be submitted to Seller for its review and Seller shall have 10 Business Days to complete its review and to indicate in writing to Buyer any Prague Facility Costs as to which it disputes either the amount or necessity thereof (“Disputed Restoration Items”). Notwithstanding any identification of Disputed Restoration Items, the Managing Director of the Company shall have the authority to authorize the expenditure of Prague Facility Costs (and any borrowing necessary in connection therewith) provided that Seller shall have the continuing right to dispute later its responsibility for any Disputed Restoration Costs pursuant to Paragraph (d) of this Section 10.3. Seller shall also have the right to designate a representative to be present during, and to monitor, the restoration of the Prague Facility. The Company shall provide Seller and Buyer with detailed evidence of all Prague Facility Costs as they are incurred.

(c) Seller shall indemnify and hold harmless the Acquired Company in the Czech Republic from and against, and to pay or reimburse the Acquired Company in the Czech Republic for all Business Interruption Losses, if any, incurred during the Period of Restoration, as defined in Exhibit A (the “Period of Restoration”) as herein provided. The Seller and the Buyer shall procure that, as soon as possible after the Period of Restoration and after the amount of the Business Interruption Losses have been mutually agreed upon or finally determined pursuant to Paragraph (d) of this Section 10.3, the Company shall issue to each of the Seller and the Buyer the smallest possible number of the kind of shares in the Company each of the Seller and Buyer already holds that preserves the share proportions existing at that time. The amount to be paid up on the shares issued shall equal the amount of the Business Interruption Losses incurred by the Company during the Period of Restoration (as herein determined), and the Seller undertakes that it shall pay to the Company the amounts of the contribution on the shares issued thus payable by the Buyer and the Seller. Upon such payment by the Seller on behalf of the Buyer, the Seller is discharged for its indemnification obligations as provided for in this Section 10.3(c).

(d) In addition to specifying all material Prague Facility Costs, the Restoration Plan, as amended from time to time, shall provide an overall plan designed to restore the Prague Facility and the related operations of the Business back to their normal level of production and business activity with all reasonable speed, taking into consideration any reasonable input from Seller and, in connection otherwise, Buyer and the Company shall use their reasonable commercial efforts to mitigate any Business Interruption Losses. Buyer and Seller also agree that they shall jointly give or cause the Board to give the Employment Directive, to the Managing Director of the Prague Facility. If the Seller shall have notified Buyer in writing of any Disputed Restoration Items or if the Seller and Buyer cannot agree on the amount of the Business Interruption Losses, any such disagreement will constitute a Dispute (as defined in the Purchase Agreement) and shall be resolved in accordance with Section 10.15 of the Purchase Agreement unless Seller and Buyer agree in writing upon a different procedure for resolving the Dispute. Any dispute resolution process implemented hereunder shall take into account any generally applicable insurance industry standards for business interruption loss claims; provided, however, that to the extent this Agreement (including Exhibit A) expressly provides that any items of loss or expense are to be included as part of the Business Interruption Losses, it shall take precedence over any such standard that conflicts with this Agreement. The amount of any Disputed Restoration Items that are finally determined as not being Prague Facility Costs for which Seller is 100% responsible under Paragraph (b) of this Section 10.3 shall be treated as a capital expenditure of the Company, for which Buyer and Seller shall be required to contribute to the Company a proportionate amount (based on their ownership percentage of the shares of the Company).

(e) Seller agrees that, during the Period of Restoration, it will loan the Company funds sufficient to provide the working capital and other funds necessary to operate the Acquired Company in the Czech Republic and to carry out the restoration of the Prague Facility. The loans shall be on the terms provided for in the Shareholders Agreement.

(f) Section 10.3 as amended by this Agreement shall supersede any conflicting provisions of the Shareholders Agreement (as defined in the Purchase Agreement).”

                5.      For clarification purposes, any claim by Buyer for indemnification under the foregoing provisions of Section 10.3(b) and (c), as added to the Purchase Agreement by this Agreement, shall be net of any insurance proceeds paid to any of the Acquired Companies as a result of the Prague Flood Damage, including but not limited to any insurance proceeds paid to an Acquired Company to cover Prague Facility Costs or to cover losses from Business Interruption Losses. Buyer and Seller each agrees, and agrees to cause the Acquired Companies, before and after the Closing to the extent reasonably requested by any interested party, to provide timely notice of claims to any applicable insurance carrier and to cooperate in connection with making appropriate insurance claims based on the Prague Flood Damage.

                 6.     Section 2.2(e) of the Purchase Agreement is hereby amended to provide that the physical inventory that is to be taken at the Prague Facility of the Acquired Companies will be taken as soon as practicable after the Closing Date and on the date when the physical inventory will be taken in connection with complying with the procedures under the insurance policies covering the Prague Facility that may be necessary or advisable in order to verify the amount of, and to make a claim thereunder with respect to, any damaged Inventory due to the Prague Flood Damage.

                 7.     Section 1 of the Purchase Agreement is hereby amended to change the definition of "Effective Time" to provide that it means, with respect to each of the Acquired Companies 12:00:01 A.M. (local time for that Acquired Company) on August 26, 2002 (and not 11:59:59 P.M. on the Closing Date).

                 8.     This Agreement shall supersede any and all terms, conditions and provisions of any lease agreement for the Prague Facility between any Acquired Company and Seller or any Related Persons of Seller that is inconsistent herewith (or that requires any Acquired Company to incur additional costs on account of, or relating to, the Prague Facility Costs or the Prague Food Damage).

                 9.     Section 2.2(e) of the Purchase Agreement and the definition of "Business" in Section 1 of the Purchase Agreement are hereby amended to provide:

(i) that the Assets shall not include any manufacturing equipment from Lennox's Australia facility (i.e., no Kirby Equipment) and, accordingly, no Schedule A shall be provided by Seller nor attached to the Purchase Agreement;

(ii) The Purchase Price shall be reduced by $55,000.

After the Closing, the Seller agrees to discuss with the Company and Buyer at a mutually agreeable time the possible purchase by the Company of any idle heat transfer-related equipment located at Seller’s Australia facility that Seller’s Australian facility may desire to sell, provided that the terms of any such transaction shall be arm’s length and neither party shall be obligated, pursuant to the Purchase Agreement or otherwise, to agree to the purchase or sell any such equipment in Australia.

                 10.     Buyer acknowledges that certain of the JV Transactions contemplated by the Shareholders Agreement and in particular (i) certain of the formal actions described on Attachment E relating to the share ownership transfers of the Acquired Companies in Italy, the Czech Republic and France and (ii) the transfer of the software and licenses used in the Business (the “Software and Licenses”) as contemplated by Section 6.1 of the Purchase Agreement, have not been completed in all respects. Without limiting the obligations of the Seller under Sections 6.1 or 11.6 of the Purchase Agreement, Seller agrees to take, or cause to be taken, all actions as soon as practicable after Closing at its expense that are necessary or advisable to complete all of such JV Transactions. To the extent this undertaking refers to the Software and Licenses. Seller further agrees (A) to provide, or cause its Related Persons to provide, the Acquired Companies with continued use of the Software and Licenses without charge (and to indemnify the Acquired Companies against any infringement claim) until such time as they have been provided and (B) to cause the Software and Licenses to be assigned or otherwise provided to the Acquired Companies as contemplated by Section 6.1 of the Purchase Agreement as soon as practicable after Closing.

                 11.     Seller and Buyer agree that the last two pages of the Schedules to the Purchase Agreement originally delivered to Buyer have been deleted and are no longer a part of the Purchase Agreement.

                 12.     Except as provided for in this Agreement, all of the provisions of the Purchase Agreement shall remain in full force and effect.

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        IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

Seller: LGL HOLLAND B.V. By:_______________________________ Name: Title:

By:_______________________________ Name: Title:

Guarantor: LGL EUROPE HOLDING CO. By:_______________________________ Name: Title:

Buyer: OUTOKUMPU COPPER PRODUCTS OY By:_______________________________ Name: Title: